EXPENSE LIMITATION AGREEMENT

     THIS AGREEMENT, dated as of January 1, 2007, is made and entered into by and between Security Management Company, LLC (the "Advisor") and each of the registered investment companies set forth on Schedule A (each such company being referred to herein as a "Company"). This Agreement shall apply to each investment portfolio of a Company as set forth in Schedule A (each a "Fund" and collectively the "Funds").

     WHEREAS, the Advisor has been appointed the investment adviser to the Funds pursuant to investment advisory agreements between each Company and the Advisor (each such agreement an "Advisory Agreement"); and

     WHEREAS, each Company, on its own behalf and on behalf of its investment portfolios listed in Schedule A, and the Advisor desire to enter into the arrangements described herein relating to certain expenses of the Funds;

     NOW, THEREFORE, it is agreed as follows:

     1. The Advisor hereby agrees, subject to Section 2 hereof, to reduce the fees payable to it under the applicable Advisory Agreement (but not below zero) and make any additional payments to the extent necessary to limit the ordinary operating expenses (including Rule 12b-1 fees, but exclusive of brokerage costs, interest, taxes, litigation, indemnification, and extraordinary expenses (as determined under generally accepted accounting principles)) ("Operating Expenses") of each Fund to an annual rate (as a percentage of the Fund's average daily net assets) as set forth on Schedule A ("Expense Limit") until December 31, 2008.

     2. If on any day or month, the estimated annualized Operating Expenses of the Funds listed in Schedule A as of that day or month are less than the Expense Limit as of that day or month, the Advisor shall be entitled to reimbursement by such Fund as set forth below. The applicable Fund shall reimburse Advisory Agreement fees waived or reduced and other payments remitted by the Advisor to such Fund pursuant to Section 1 hereof during any of the previous thirty-six
(36) months beginning with the effective date of this Agreement (the "Reimbursement Amount"), to the extent that the annualized Operating Expenses of the Fund, plus the amount so reimbursed by the Fund equals, as of that day or month, the Expense Limit set forth in Schedule A, provided however, that such amount paid by the Fund to the Advisor will in no event exceed the total of the Reimbursement Amount and will not include any amounts previously reimbursed by the Fund. Any amounts reimbursed by the Fund to the Advisor under this Section 2 shall not include any additional charges or fees, such as interest on the Reimbursement Amount. Amounts so reimbursed by the Fund shall be allocated to the oldest Reimbursement Amount during the previous thirty-six (36) month period until fully reimbursed and thereafter (i.e., after the oldest Reimbursement Amount has been fully reimbursed by the Fund), to the next oldest Reimbursement Amount, and so on. Periodic adjustments to the Reimbursement Amount and related reimbursement may be made by the Fund as necessary to ensure that the amount of Operating Expenses of the Fund during any fiscal year never exceeds the Expense Limit for such Fund during that fiscal year. In no event will a Fund be obligated to pay any fees waived or deferred by the Advisor with respect to any other Fund.

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     3. (a) This Agreement shall in all cases be interpreted in a manner consistent with the requirements of Revenue Procedure 96-47, 1996-2 CB 338, and Revenue Procedure 99-40, I.R.B. 1999-46, 565 so as to avoid any possibility that any Fund is deemed to have paid a preferential dividend. In the event of any conflict between any term of this Agreement and the previous sentence, the previous sentence shall control.

        (b) In case a Fund has multiple classes of shares, any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the classes of shares of the Fund in accordance with the terms of the Fund's multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940.

     4. This Agreement shall terminate as of December 31, 2008.

     5. The parties agree that this Agreement shall supersede any prior expense limitation agreement between a Company and the Advisor with respect to such Company's Funds listed on Schedule A.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SECURITY EQUITY FUND                            SECURITY MANAGEMENT COMPANY, LLC


By:   /s/ MICHAEL G. ODLUM                      By:   /s/ MICHAEL G. ODLUM
      ----------------------                          ------------------


Name:   MICHAEL G. ODLUM                        Name:   MICHAEL G. ODLUM
        ------------------                             ------------------


Title:   PRESIDENT                              Title:   PRESIDENT
         -----------                                     -----------


SECURITY LARGE CAP VALUE FUND                   SECURITY INCOME FUND


By:   /s/ MICHAEL G. ODLUM                      By:   /s/ MICHAEL G. ODLUM
      --------------------                            -------------------


Name:   MICHAEL G. ODLUM                        Name:   MICHAEL G. ODLUM
        ------------------                              ------------------


Title:   PRESIDENT                              Title:   PRESIDENT
         -----------                                     -----------

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                                   SCHEDULE A

                              DATED JANUARY 1, 2007

Registered investment companies to which this Agreement applies, and their respective Funds:

Security Equity Fund - Select 25 Fund

Security Large Cap Value Fund

Security Income Fund - Diversified Income Fund and High Yield Fund

Expense Limit:

FUND NAME AND SHARE CLASS                                         EXPENSE LIMIT
-------------------------                                         -------------
Select 25 Fund - Class A                                              1.35%
Select 25 Fund - Class B                                              2.10%
Select 25 Fund - Class C                                              2.10%

Security Large Cap Value Fund - Class A                               1.25%
Security Large Cap Value Fund - Class B                               2.00%
Security Large Cap Value Fund - Class C                               2.00%

Diversified Income Fund - Class A                                     0.95%
Diversified Income Fund - Class B                                     1.70%
Diversified Income Fund - Class C                                     1.70%

Security High Yield Fund - Class A                                    1.25%
Security High Yield Fund - Class B                                    2.00%
Security High Yield Fund - Class C                                    2.00%